Exhibit 99.1

July 15, 2008

Re: ICON Income Fund Eight A L.P. (“Fund Eight A”)

Dear Registered Representative:

We are writing to notify you that in July 2008 the Fund realized another significant investment objective. Your clients will receive the following letter with their August 1, 2008 distribution advising them of an equipment sale. Should you have any questions, please feel free to call your Marketing Director at (800) 435-5697 or our Investor Relations Department at (800) 343-3736 x140.

Sincerely,

ICON Capital Corp.

August 1, 2008

Re: ICON Income Fund Eight A L.P. (“Fund Eight A”)

Dear Investor:

As you are aware from our previous correspondence, Fund Eight A entered into its Liquidation Period in December 2005. We are pleased to inform you that in July 2008 the Fund realized another significant investment objective.

You may recall that Fund Eight A owned an interest in the residual value of a mobile offshore drilling rig which was on lease to Rowan Companies, Inc. through June 2008. You may also be aware that the current market for offshore jack-up oil drilling rigs has been strong. After an extensive remarketing process, the drilling rig was sold for $119M, of which Fund Eight A’s share is about $29.7M. Approximately $29.4M of these proceeds will be distributed to the limited partners on August 1, 2008. This represents approximately $40 per unit.

We are also writing to inform you that, effective September 1, 2008, the distribution rate will return to 2.5% per annum. We anticipate that this rate will continue for several months. However, this rate is based on currently available information and may vary.

As always, if you have any questions, please feel free to contact our Investor Relations Department at (800) 343-3736 x140.

Sincerely,

ICON Capital Corp.

ICON Capital Corp                                                                 150 Grossman Drive                                                                 Braintree, MA 02184